Exhibit 99.1

The Dallas Morning News Files Publisher’s Statement on Circulation for
Six Months Ended September 30, 2004

PR Newswire -- February 3, 2005

The ABC Expects to Release Audit Report for the Six Months Ending
March 31, 2005 in the Second Quarter

DALLAS, Feb. 3 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) announced that The Dallas Morning News filed its Publisher’s Statement today with the Audit Bureau of Circulations (“ABC”) for the six-month period ended September 30, 2004. The reported circulation figures -- a decrease of 5.4 percent daily and 11.7 percent Sunday -- are similar to those Belo announced on September 29, 2004. The ABC advised The Morning News on January 21, 2005, that the ABC will not be issuing an audit report of the newspaper’s circulation for the twelve months ended March 31, 2004 or the six months ended September 30, 2004 as it had originally planned. The ABC is presently auditing The Morning News’ circulation for the six months ending March 31, 2005, and has advised The Morning News that it expects to release that audit report during the second quarter of 2005.

Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “This is an important step in the process of re-establishing confidence in the circulation of The Dallas Morning News. Our work with the ABC and our internal Circulation Review Team to address circulation-reporting issues at The Morning News has been cooperative and thorough. I am confident that we have made effective interim process changes and are pursuing comprehensive, long-term solutions to ensure the integrity of The Morning News’ circulation and improve the experience of our customers with our product. Our aim is for nothing less than a ‘best-in-class’ system for distributing and counting newspapers at The Morning News when the improvements we are making are fully implemented.”

The ABC concluded not to issue 2004 audits for The Morning News due primarily to the absence of reliable records of independent contractors to support revised circulation figures for city single copy sales. That ABC conclusion is consistent with the conclusion reached by the independent investigation conducted for the Audit Committee of Belo’s Board of Directors completed in September 2004. ABC bylaws require that the ABC’s Board of Directors approve the release of any Publisher’s Statement not subject to subsequent audit, and The Dallas Morning News will request such approval for the September 2004 Publisher’s Statement it filed today.

The ABC advised The Morning News that sufficient records and data do exist to confirm the accuracy of circulation figures for the six-month period ended September 30, 2004 for all areas other than city single copy sales, and that these figures appear to be materially accurate. The contents of the Publisher’s Statement were reviewed and discussed with the ABC prior to filing, including the methodologies used to estimate circulation in city single copy sales where reliable records do not exist for the entire period. The Morning News has been working with the ABC consistently since the circulation overstatement was announced in August 2004.

In light of the ABC’s action, The Dallas Morning News is unable to revise the previously reported September 2003 and March 2004 circulation figures included in Belo’s Form 10-K for the year ended December 31, 2003, and Form 10-Q for the quarter ended March 31, 2004, or figures for prior periods.

About Belo

Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,600 employees and $1.4 billion in annual revenues, Belo operates media franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations (six in the top 15 markets); owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo operates more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases and corporate communications, is available online at http://www.belo.com . For more information contact Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

SOURCE  Belo Corp.
          -0-                                                  02/03/2005
          /CONTACT:  Carey Hendrickson, vice president-Investor Relations &
Corporate Communications of Belo Corp., +1-214-977-6626/
          /Web site:  http://www.belo.com /
          (BLC)